Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
Rumble Inc.
of

Up to 70,000,000 Shares of its Class A Common Stock at a Purchase Price of $7.50 per Share,
Representing an Aggregate Purchase Price of Up to $525,000,000

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 4, 2025, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED OR TERMINATED, THE “EXPIRATION TIME”).

Rumble Inc., a Delaware corporation (the “Company”, “Rumble”, “we”, “our” or “us”), invites stockholders to tender shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock” or the “Shares”), at a price of $7.50 per Share (the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”). We are offering to purchase up to 70,000,000 Shares.

Background; Tether Strategic Investment

On December 20, 2024, Rumble entered into a Transaction Agreement (the “Transaction Agreement”) with Tether Investments Limited (“Tether”) pursuant to which, and subject to the terms and conditions thereof, Tether will make a strategic investment in Rumble of $775 million, consisting of 103,333,333 newly issued shares of Class A Common Stock at a price of $7.50 per Share (the “Strategic Investment”). The terms of the Strategic Investment were privately negotiated between Rumble and Tether and unanimously approved by Rumble’s Board of Directors, and, as part of the transaction, Rumble and Tether intend to explore potential relationships related to advertising, cloud, and crypto payment solutions.

Rumble will use $250 million of the proceeds of the Strategic Investment to support growth initiatives and, subject to the terms and conditions of the Transaction Agreement, use the remaining proceeds to fund the Offer described herein. The transactions contemplated by the Transaction Agreement, including the Strategic Investment and the Offer, are collectively referred to as the “Transaction.”

Simultaneously with the execution of the Transaction Agreement, certain existing stockholders of Rumble (the “Supporting Stockholders”), including certain executive officers and directors of Rumble (or affiliates thereof), entered into separate tender and support agreements (the “Tender and Support Agreements”) with the Company pursuant to which such Supporting Stockholders agreed, among other things, to tender a minimum of 70,000,000 Shares (in the aggregate) in the Offer on the same terms and conditions as the other stockholders of the Company, including with respect to the Purchase Price of $7.50 per Share and the proration provisions that will apply in the event that the Offer is oversubscribed, as further described herein (collectively, the “Supporting Stockholder Commitment”).

Following the closing of the Transaction, Rumble’s existing Board and governance structure, including Christopher Pavlovski’s super-majority voting control, will remain unchanged. After closing, Tether will not have the right to designate any members of our Board nor have any shareholder veto rights over Company actions.

Terms of Offer

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, pay for Shares validly tendered and not validly withdrawn in the Offer at a price of $7.50 per Share in cash, less any applicable withholding taxes and without interest. The Offer is for 70,000,000 Shares and will be fully subscribed as a result of the Supporting Stockholder Commitment described above. If stockholders other than the Supporting Stockholders elect to tender their Shares in the Offer and/or any of the Supporting Stockholders elect to tender more than their respective minimum tender amounts under the Tender and Support Agreements described above, there will be an over-subscription of the Offer. In the event of an over-subscription of the Offer, Shares validly tendered and not validly withdrawn will be subject to the proration and “odd lot” priority provisions described in this Offer to Purchase. As a result, the number of Shares tendered by the Supporting Stockholders will have a significant impact on proration, and we may not purchase all of the Shares that you tender even if you validly tender them. See Section 1.

As of December 27, 2024, prior to giving effect to the Strategic Investment and the Offer, we had 283,987,373 issued and outstanding shares of Class A Common Stock, assuming the exchange of all issued and outstanding exchangeable shares of the Company’s subsidiary 1000045728 Ontario Inc. (“ExchangeCo Shares”), which are exchangeable on a one-for-one basis for shares of Class A Common Stock, and including all issued and outstanding shares subject to an escrow restriction (as defined herein) under our Business Combination Agreement (as defined herein). Upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 103,333,333 new shares of Class A Common Stock to Tether, meaning, after giving effect to our purchase of 70,000,000 shares of Class A Common Stock in the Offer, the number of issued and outstanding shares of Class A Common Stock will increase on a net basis by at least 33,333,333 shares, representing an approximate 11.7% increase relative to our issued and outstanding shares of Class A Common Stock as of December 27, 2024 as reported above. Such increase will be higher in the event that holders of our issued and outstanding Company stock options (“Company Stock Options”), Company warrants (“Company Warrants”) or Company restricted stock units (“Company RSUs”) exercise, convert or settle, as applicable, their respective securities in order to participate in the Offer, to the extent that such underlying Shares (which are not counted in our issued and outstanding Shares until the relevant securities are exercised, converted or settled) are tendered in lieu of outstanding Shares. As a result, the proportional holdings of stockholders who choose not to tender their Shares will be diluted. See Sections 1 and 2.

We expect to fund the purchase of Shares in the Offer with the proceeds of the Strategic Investment and to pay the fees and expenses in connection with the Offer with available cash. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including the Strategic Investment Condition (as defined herein). See Sections 2, 6 and 8.

Our shares of Class A Common Stock are listed and traded on the NASDAQ Stock Market LLC (the “NASDAQ”) under the symbol “RUM.” On January 2, 2025, the last trading day before the announcement of the commencement of the Offer, the closing price of our shares of Class A Common Stock on the NASDAQ was $12.40 per Share. Stockholders are urged to obtain current trading prices for the Class A Common Stock before deciding whether to tender their Shares. See Section 7.

You may direct questions and requests for assistance to Georgeson LLC, which is acting as the Information Agent for the Offer (the “Information Agent”), or to Cantor Fitzgerald & Co., which is acting as the Dealer Manager for the Offer (the “Dealer Manager”). The Information Agent’s and the Dealer Manager’s respective addresses and telephone numbers appear on the back cover of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent.

The Dealer Manager for the Offer is:

Cantor Fitzgerald & Co.

Offer to Purchase, dated January 3, 2025

IMPORTANT

Our Board of Directors (our “Board”) has unanimously approved our making the Offer. However, none of the Company, our Board, the Supporting Stockholders, the Dealer Manager, the Depositary (as defined herein), or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to how many Shares to tender in the Offer. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender.

You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including the purpose and effects of the Offer.    See Section 2. All of our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders and, other than the Supporting Stockholders (as defined herein), they each have advised us that they do not intend to tender any of their Shares in the Offer. The Supporting Stockholders have agreed to tender or cause to be tendered a minimum of 70,000,000 Shares in the Offer, which includes 69,749,000 Shares held by our directors and executive officers (or affiliates thereof) and 251,000 Shares held by our other employees who are not directors or executive officers. See Section 11. You should discuss whether to tender your Shares with your broker and/or financial or tax advisor.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

If you wish to tender all or any portion of your Shares pursuant to the Offer, you must do one of the following before the Offer expires:

•        if you hold certificates in your own name, follow the instructions described in Section 3, “Procedures For Tendering Shares,” carefully, as you will need to complete a Letter of Transmittal in accordance with the instructions contained therein and deliver it, along with the certificates representing your Shares, any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”);

•        if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (the “nominee”), you must contact the nominee and request that the nominee tender your Shares for you;

•        if you are a participant in The Depository Trust Company (“DTC”), you must tender your Shares according to the procedure for book-entry transfer described in Section 3;

•        if you are a holder of (i) vested but unexercised Company Stock Options or vested and unsettled Company RSUs outstanding under (x) the Rumble Inc. 2022 Stock Incentive Plan (the “2022 Plan”) or (y) Rumble, Inc. Second Amended and Restated Stock Option Plan (the “A&R Plan”, and together with the 2022 Plan, the “Equity Incentive Plans”), as applicable, (ii) Company Warrants issued by the Company, including Company Warrants issued pursuant to that certain Warrant Agreement dated February 18, 2021, by and between Continental Stock Transfer & Trust Company, as warrant agent and CF Acquisition Corp. VI, predecessor to the Company, or (iii) ExchangeCo Shares, you may (subject, in the case of Company Stock Options and Company RSUs, to the requirements of the applicable Equity Incentive Plan and award agreement and other applicable agreements and policies), exchange, exercise, convert or settle ExchangeCo Shares, Company Stock Options, Company Warrants or Company RSUs, as applicable, and tender some or all of the shares of Class A Common Stock issued pursuant to such exchange, exercise, conversion or settlement in the Offer. Such holders must complete the exchange, exercise, conversion or settlement of such ExchangeCo Shares, Company Stock Options, Company Warrants or Company RSUs. Holders of Company Stock Options and Company RSUs should refer to the instructions set forth in the Notice to Certain Holders of Company Stock Options and Company RSUs distributed to you by the Company on the date hereof. See Sections 3 and 11 for more information on the Equity Incentive Plans generally. Holders of ExchangeCo Shares should contact Rumble for further instructions if they wish to participate in the Offer with respect to their ExchangeCo Shares; or

•        if you are unable to deliver the certificates for the Shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must tender Shares pursuant to the Offer by complying with the guaranteed delivery procedures outlined in Section 3.

Beneficial owners of shares that are subject to escrow under our Business Combination Agreement (as defined herein) will not, under the contractual terms thereof, be able to participate in the Offer with respect to such escrowed securities because the relevant vesting and earn-out conditions (“escrow restrictions”) have not yet been satisfied.

Beneficial owners of Shares should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

WE ARE NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF WE BECOME AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES WHERE THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT TO THE OFFER IS NOT IN COMPLIANCE WITH ANY APPLICABLE LAW, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE APPLICABLE LAW. VALIDLY TENDERED SHARES WILL BE ACCEPTED FROM ALL HOLDERS, WHEREVER LOCATED.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO HOW MANY SHARES TO TENDER IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE (INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN), IN THE RELATED LETTER OF TRANSMITTAL OR IN THE OTHER OFFER MATERIALS. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, OUR BOARD, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. In this Offer to Purchase, we use the terms the “Company”, “we” and “us” to refer collectively to Rumble Inc. and its subsidiaries. We refer to the shares of our Class A Common Stock collectively as the “Shares”. This summary term sheet highlights only certain information contained in this Offer to Purchase. We urge you to read the entire Offer to Purchase (including the documents incorporated by reference herein) and the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”) because they contain the full details of the Offer. In this summary term sheet we have included references to the sections of this document where you will find a more complete discussion of the terms of the Offer.

Who is offering to purchase my Shares?

Rumble Inc., the issuer of the Shares.

How many Shares is the Company offering to purchase?

Upon the terms and subject to the conditions of the Offer, we are offering to purchase, at the Purchase Price, up to 70,000,000 Shares validly tendered in the Offer and not validly withdrawn.

As of December 27, 2024, prior to giving effect to the Strategic Investment and the Offer, we had 283,987,373 issued and outstanding shares of Class A Common Stock, assuming the exchange of all issued and outstanding ExchangeCo Shares, which are exchangeable on a one-for-one basis for shares of Class A Common Stock, and including all issued and outstanding shares subject to an escrow restriction under our Business Combination Agreement. Upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 103,333,333 new shares of Class A Common Stock to Tether, meaning, after giving effect to our purchase of 70,000,000 shares of Class A Common Stock in the Offer, the number of issued and outstanding shares of Class A Common Stock will increase on a net basis by at least 33,333,333 shares, representing an approximate 11.7% increase relative to our issued and outstanding shares of Class A Common Stock as of December 27, 2024 as reported above. Such increase will be higher in the event that holders of our issued and outstanding Company Stock Options, Company Warrants or Company RSUs exercise, convert or settle, as applicable, their respective securities in order to participate in the Offer, to the extent that such underlying Shares (which are not counted in our issued and outstanding Shares until the relevant securities are exercised, converted or settled) are tendered in lieu of outstanding Shares. As a result, the proportional holdings of stockholders who choose not to tender their Shares will be diluted. See Sections 1 and 2.

In the event of an over-subscription of the Offer, Shares validly tendered and not validly withdrawn will be subject to proration described in this Offer to Purchase and, as a result, all of the Shares so tendered may not be purchased. See Section 1.

The Offer is not conditioned on any minimum number of Shares being tendered by stockholders, but is subject to certain other conditions, including the Strategic Investment Condition (as defined herein). See Sections 2, 6 and 8.

Do the Company’s directors and executive officers intend to tender their Shares in the Offer?

All of our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders and, other than the Supporting Stockholders, they each have advised us that they do not intend to tender any of their Shares in the Offer.

Pursuant to the Supporting Stockholder Commitment, the Supporting Stockholders have agreed to tender (and not withdraw) at least 70,000,000 shares of Class A Common Stock they beneficially own in the Offer, which includes 69,749,000 Shares held by our directors and executive officers (or affiliates thereof) and 251,000 Shares held by our other employees who are not directors or executive officers. Specifically, the Supporting Stockholders include (or include affiliates of) our Chairman, CEO and controlling stockholder Christopher Pavlovski (who has committed to tender 10,000,000 shares of Class A Common Stock in the Offer); our executive officers Brandon Alexandroff, Tyler Hughes, Claudio Ramolo and Wojciech Hlibowicki (who have committed to tender 8,880,000, 313,000, 6,275,201 and 6,920,000 shares of Class A Common Stock, respectively, in the Offer); our directors Ryan Milnes and Robert Arsov (who have committed to tender 25,000,000 and 12,360,799 shares of Class A Common Stock, respectively, in the Offer); and certain other employees of the Company (who have committed to tender the balance of the remaining 251,000 shares of Class A Common Stock in the Offer).

What is the purpose of the Offer?

On December 20, 2024, we entered into an agreement (the “Transaction Agreement”) between the Company and Tether Investments Limited (“Tether”), pursuant to which, subject to the terms and conditions of the Transaction Agreement, Tether will make a strategic investment in the Company of $775 million, consisting of 103,333,333 newly issued shares of the Company’s Class A Common Stock, at a price of $7.50 per Share (the “Strategic Investment”). The terms of the Strategic Investment were privately negotiated between Rumble and Tether and unanimously approved by the Company’s Board of Directors, and, as part of the transaction, Rumble and Tether intend to explore potential relationships related to advertising, cloud, and crypto payment solutions. The Company will use $250 million of the proceeds of the Strategic Investment to support growth initiatives and, subject to the terms and conditions of the Transaction Agreement, use the remaining proceeds to fund the Offer described herein. The Company will pay the fees and expenses in connection with the Offer with available cash. See Sections 2 and 8. The Company also entered into Tender and Support Agreements with the Supporting Stockholders, pursuant to which the Supporting Stockholders have agreed to tender or cause to be tendered (and to refrain from subsequently withdrawing) in the Offer a minimum of 70,000,000 Shares in the aggregate.

The Offer will provide our stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares (at the same price per Share being paid by Tether in the Strategic Investment) and thereby receive a return of capital (subject to the “odd lot” priority and proration provisions described in this Offer to Purchase). See Section 2.

What will the Purchase Price for the Shares be and what will be the form of payment?

The purchase price for the Shares will be $7.50 per Share (the “Purchase Price”). If your Shares are purchased in the Offer, we will pay you the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

How many Shares will the Company purchase in the Offer?

We will purchase 70,000,000 shares of Class A Common Stock.

As of December 27, 2024, prior to giving effect to the Strategic Investment and the Offer, we had 283,987,373 issued and outstanding shares of Class A Common Stock, assuming the exchange of all issued and outstanding ExchangeCo Shares, which are exchangeable on a one-for-one basis for shares of Class A Common Stock, and including all issued and outstanding shares subject to an escrow restriction under our Business Combination Agreement. Upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 103,333,333 new shares of Class A Common Stock to Tether, meaning, after giving effect to our purchase of 70,000,000 shares of Class A Common Stock in the Offer, the number of issued and outstanding shares of Class A Common Stock will increase on a net basis by at least 33,333,333 shares, representing an approximate 11.7% increase relative to our issued and outstanding shares of Class A Common Stock as of December 27, 2024 as reported above. Such increase will be higher in the event that holders of our issued and outstanding Company Stock Options, Company Warrants or Company RSUs exercise, convert or settle, as applicable, their respective securities in order to participate in the Offer, to the extent that such underlying Shares (which are not counted in our issued and outstanding Shares until the relevant securities are exercised, converted or settled) are tendered in lieu of outstanding Shares. As a result, the proportional holdings of stockholders who choose not to tender their Shares will be diluted. See Sections 1 and 2.

The Offer will be fully subscribed as a result of the Supporting Stockholder Commitment. If stockholders other than the Supporting Stockholders elect to tender their Shares in the Offer and/or any of the Supporting Stockholders elect to tender more than their respective minimum tender amounts under the Tender and Support Agreements, there will be an over-subscription of the Offer. In the event of an over-subscription of the Offer, we will purchase all Shares validly tendered and not validly withdrawn on a pro rata basis, based on the Proration Factor (as defined herein), except for “odd lots” of less than 100 Shares, which we will purchase on a priority basis (though tenders of less than all of the Shares owned by an Odd Lot Holder (as defined herein) will not qualify for this priority). The number of Shares tendered by the Supporting Stockholders will have a significant impact on proration, and we may not purchase all of the Shares that you tender even if you validly tender them. The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions, including the Strategic Investment Condition (as defined herein). See Sections 2, 6 and 8.

How will the Company pay for the Shares?

The aggregate purchase price of Shares repurchased in the Offer will be $525 million. We expect to fund the purchase of Shares in the Offer with the proceeds of the Strategic Investment and to pay the fees and expenses in connection with the Offer with available cash. The Offer is subject to completion of the Strategic Investment (the “Strategic Investment Condition”). This means that if the Strategic Investment Condition is not satisfied, we will not be required to complete the Offer. See Sections 2, 6 and 8. If the Strategic Investment Condition is satisfied or waived, we will promptly disclose this information and extend the Offer if and to the extent required by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following before the applicable deadline set forth below:

•        if you hold certificates in your own name, you must follow the instructions described in Section 3 “Procedures For Tendering Shares” carefully, as you will need to complete a Letter of Transmittal in accordance with the instructions contained therein and deliver it, along with the certificates representing your Shares, any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”);

•        if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (a “nominee”), you must contact the nominee and request that the nominee tender your Shares for you;

•        if you are a participant in The Depository Trust Company (“DTC”), you must tender your Shares according to the procedure for book-entry transfer described in Section 3;

•        if you are a holder of (i) vested but unexercised Company Stock Options or vested and unsettled Company RSUs outstanding under the Equity Incentive Plans, as applicable, (ii) Company Warrants, or (iii) ExchangeCo Shares, you may (subject, in the case of Company Stock Options and Company RSUs, to the requirements of the applicable Equity Incentive Plan and award agreement and other applicable agreements and policies), exchange, exercise, convert or settle ExchangeCo Shares, Company Stock Options, Company Warrants or Company RSUs, as applicable, and tender some or all of the shares of Class A Common Stock issued pursuant to such exchange, exercise, conversion or settlement in the Offer. Such holders must complete the exchange, exercise, conversion or settlement of such ExchangeCo Shares, Company Stock Options, Company Warrants or Company RSUs. Holders of Company Stock Options and Company RSUs should refer to the instructions set forth in the Notice to Certain Holders of Company Stock Options and Company RSUs distributed to you by the Company on the date hereof. See Sections 3 and 11 for more information on the Equity Incentive Plans generally. Holders of ExchangeCo Shares should contact Rumble for further instructions if they wish to participate in the Offer with respect to their ExchangeCo Shares; or

•        if you are unable to deliver the certificates for the Shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must tender Shares pursuant to the Offer by complying with the guaranteed delivery procedures outlined in Section 3.

You may contact Georgeson LLC, which is acting as the Information Agent for the Offer (the “Information Agent”), or Cantor Fitzgerald & Co., which is acting as the Dealer Manager for the Offer (the “Dealer Manager”) for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested but unexercised stock options for shares of Class A Common Stock participate in the Offer?

Options to purchase shares of Class A Common Stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may, subject to the requirements of the applicable Equity Incentive Plan and award agreement and other applicable agreements and policies, exercise such options and tender the shares of Class A Common Stock received pursuant to such exercise in accordance with the Offer. You should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to you based on your option exercise prices and the expiration date of your options and the provisions for pro rata purchases described in Section 1 and other considerations you may consider to be relevant. We strongly encourage optionholders to discuss the Offer with their broker and/or financial or tax advisor.

Please be advised that it is the optionholder’s responsibility to tender shares of Class A Common Stock in the Offer to the extent such holder wishes to participate. If you elect to exercise vested options and tender shares of Class A Common Stock issued pursuant to such exercise, you must complete the exercise of such vested options in accordance with the instructions set forth in the Notice to Certain Holders of Company Stock Options and Company RSUs distributed to you by the Company on the date hereof. See Section 3.

May holders of Company RSUs participate in the Offer?

Holders of Company RSUs existing under the 2022 Plan may not tender the shares of Class A Common Stock underlying such Company RSUs in the Offer unless and until such Company RSUs have vested and the holder thereof has received the underlying shares of Class A Common Stock free of restrictions on the transfer of such shares of Class A Common Stock. See Section 3.

May holders of ExchangeCo Shares participate in the Offer?

Holders of ExchangeCo Shares may not tender the shares of Class A Common Stock underlying such ExchangeCo Shares in the Offer unless and until such ExchangeCo Shares have been exchanged on a one-for-one basis for shares of Class A Common Stock. See Section 3. Holders of ExchangeCo Shares should contact Rumble for further instructions if they wish to participate in the Offer with respect to their ExchangeCo Shares.

May holders of Company Warrants participate in the Offer?

Holders of Company Warrants may not tender the shares of Class A Common Stock underlying such Company Warrants in the Offer unless and until such Company Warrants have been converted into shares of Class A Common Stock and the holder thereof has received the underlying shares of Class A Common Stock. See Section 3.

Are shares subject to an escrow restriction eligible to be tendered in the Offer?

Beneficial owners of shares that are subject to escrow under the Business Combination Agreement (as defined herein) will not, under the contractual terms thereof, be able to participate in the Offer with respect to such escrowed securities because the relevant vesting and earn-out conditions have not yet been satisfied. See Section 3.

How long do I have to tender my Shares and can the Offer be extended, amended or terminated?

You may tender your Shares until the Offer expires. The Offer will expire on February 4, 2025, at 5:00 p.m. New York City time unless we extend or terminate it (such date and time, as it may be extended or terminated, the “Expiration Time”). See Section 1. If brokers, dealers, commercial banks, trust companies or other nominees hold your Shares, it is likely that they will require you to meet an earlier deadline for tendering into the Offer. We recommend that beneficial owners holding Shares through nominees and wishing to participate in the Offer contact such nominees as soon as possible in order to determine the times by which such beneficial owners must take action in order to participate in the Offer. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws; provided, however, in no event will we extend the Offer until later than April 30, 2025. See Section 15. We cannot assure you that we will extend the Offer. If we extend the Offer, we will delay the acceptance for payment of any Shares that have been tendered, and any Shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 6 and 15.

How will I be notified if the Company extends the Offer, amends the terms of the Offer or terminates the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new expiration time by 9:00 a.m., New York City time, on the business day immediately following the last previously scheduled or announced Expiration Time. We will announce any amendment of the terms of the Offer or termination of the Offer by making a public announcement of the amendment or termination. See Section 15. If we extend the Offer, you may withdraw your Shares until the Expiration Time, as extended. See Section 4.

What are the conditions to the Offer?

Our obligation to accept for payment and pay for your tendered Shares is subject to a number of conditions, including the Strategic Investment Condition, that must be satisfied in our reasonable judgment or waived by us prior to the Expiration Time. See Sections 2, 6 and 8.

How will the Offer affect the number of Shares outstanding and the number of record holders of the Company?

We will purchase 70,000,000 shares of Class A Common Stock.

As of December 27, 2024, prior to giving effect to the Strategic Investment and the Offer, we had 283,987,373 issued and outstanding shares of Class A Common Stock, assuming the exchange of all issued and outstanding ExchangeCo Shares, which are exchangeable on a one-for-one basis for shares of Class A Common Stock, and including all issued and outstanding shares subject to an escrow restriction under our Business Combination Agreement. Upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 103,333,333 new shares of Class A Common Stock to Tether, meaning, after giving effect to our purchase of 70,000,000 shares of Class A Common Stock in the Offer, the number of issued and outstanding shares of Class A Common Stock will increase on a net basis by at least 33,333,333 shares, representing an approximate 11.7% increase relative to our issued and outstanding shares of Class A Common Stock as of December 27, 2024 as reported above. Such increase will be higher in the event that holders of our issued and outstanding Company Stock Options, Company Warrants or Company RSUs exercise, convert or settle, as applicable, their respective securities in order to participate in the Offer, to the extent that such underlying Shares (which are not counted in our issued and outstanding Shares until the relevant securities are exercised, converted or settled) are tendered in lieu of outstanding Shares. As a result, the proportional holdings of stockholders who choose not to tender their Shares will be diluted. See Sections 1 and 2.

If any of our stockholders:

•        who holds Shares in his, her or its own name as a holder of record; or

•        who is a “registered holder” as a participant in the DTC system whose name appears on a security position listing,

tenders his, her or its Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

We will either cancel and retire or hold as treasury stock shares of Class A Common Stock that we acquire in the Offer. Retired shares will return to the status of authorized and unissued Shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the NASDAQ. We have no current plans for the reissuance of Shares purchased in the Offer.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer is conditioned upon no determination having been made by us that consummation of the Offer will cause the Company to be delisted from NASDAQ.

What happens if more than 70,000,000 Shares are tendered?

If more than 70,000,000 Shares are validly tendered and not validly withdrawn, we will purchase Shares as follows:

•        first, from all holders of “odd lots” of less than 100 Shares who validly tender all of their Shares, do not validly withdraw such Shares and complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

•        second, from all other stockholders (including the Supporting Stockholders) who validly tender Shares and do not validly withdraw such Shares, on a pro rata basis, based on the Proration Factor (as defined herein).

The Offer will be fully subscribed as a result of the Supporting Stockholder Commitment even if no stockholders other than the Supporting Stockholders elect to tender their Shares in the Offer. If stockholders other than the Supporting Stockholders elect to tender their Shares in the Offer and/or any of the Supporting Stockholders elect to tender more than their respective minimum tender amounts under the Tender and Support Agreements, there will be an over-subscription of the Offer. In the event of an over-subscription of the Offer, Shares tendered will be subject to the “odd lot” priority and proration provisions described above. The number of Shares tendered by the Supporting Stockholders will have a significant impact on proration, and we may not purchase all of the Shares that you tender even if you validly tender them. See Section 1.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

Upon the terms and subject to the conditions of the Offer, if you own beneficially or of record fewer than 100 Shares in the aggregate, you validly tender all of these Shares, you do not withdraw such Shares before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any Shares you have tendered at any time before 5:00 p.m., New York City time, on February 4, 2025, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended.

How do I withdraw Shares I previously tendered?

To withdraw tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares, if different from the name of the person who tendered the Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a nominee, you must instruct that nominee to arrange for the withdrawal of your Shares.

What will happen to my Shares if they are not purchased in the Offer?

The Depositary will return unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Has the Company or its Board adopted a position on the Offer?

Our Board has unanimously approved our making the Offer. However, none of the Company, our Board, the Supporting Stockholders, the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to how many Shares to tender in the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In so doing, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their Shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders, and, other than the Supporting Stockholders, they each have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). Certain directors and executive officers of Rumble who are (or whose affiliates are) Supporting Stockholders have agreed to tender or cause to be tendered a minimum of 69,749,000 Shares in the Offer, while the remaining Supporting Stockholder Commitment (in the minimum amount of 251,000 shares of Class A Common Stock) has been provided by other employees of the Company who are not directors or executive officers. Because a substantial portion of the Supporting Stockholder Commitment has been provided by our directors or executive officers (or affiliates thereof), the proportional holdings of our directors and executive officers will decrease as a result of the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my ownership percentage of Shares?

As of December 27, 2024, prior to giving effect to the Strategic Investment and the Offer, we had 283,987,373 issued and outstanding shares of Class A Common Stock, assuming the exchange of all issued and outstanding ExchangeCo Shares, which are exchangeable on a one-for-one basis for shares of Class A Common Stock, and including all issued and outstanding shares subject to an escrow restriction under our Business Combination Agreement. Upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 103,333,333 new shares of Class A Common Stock to Tether, meaning, after giving effect to our purchase of 70,000,000 shares of Class A Common Stock in the Offer, the number of issued and outstanding shares of Class A Common Stock will increase on a net basis by at least 33,333,333 shares, representing an approximate 11.7% increase relative to our issued and outstanding shares of Class A Common Stock as of December 27, 2024 as reported above. Such increase will be higher in the event that holders of our issued and outstanding Company Stock Options, Company Warrants or Company RSUs exercise, convert or settle, as applicable, their respective securities in order to participate in the Offer, to the extent that such underlying Shares (which are not counted in our issued and outstanding Shares until the relevant securities are exercised, converted or settled) are tendered in lieu of outstanding Shares. As a result, the proportional holdings of stockholders who choose not to tender their Shares will be diluted. See Sections 1 and 2.

What is the recent market price of my Shares?

On January 2, 2025, the last trading day before the announcement of the Offer, the closing price of our shares of Class A Common Stock on the NASDAQ was $12.40 per Share. Stockholders are urged to obtain current trading prices for the Class A Common Stock before deciding whether to tender their Shares. See Section 7.

When and how will the Company pay for the Shares I tender?

Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after expiration of the Offer. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, by 9:00 a.m., New York City time, on the business day following the last previously scheduled or announced Expiration Time. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until after the expiration of the period for delivery of Shares tendered using the guaranteed delivery procedures. We will pay for the Shares accepted for payment by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you (or to your nominee) the payment for all your Shares accepted for payment. See Section 5.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any Shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the expiration of the Offer.

The Company has no present plans to repurchase Shares following the conclusion of the ten-business day period following the Expiration Time. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares and limitations in the agreements governing our indebtedness, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.

What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for your Shares will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your Shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment or (2) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal. Any tendering stockholder that fails to complete, sign and return to the Depositary (or other applicable withholding agent) an IRS Form W-9 included in the Letter of Transmittal (or other such IRS form as may be applicable) may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to such stockholder pursuant to the Offer. See Sections 3 and 14.

If you are a Non-U.S. Holder (as defined in Section 14), you generally will be subject to U.S. federal tax withholding at a rate of 30% on the gross payments received pursuant to the Offer, subject to reduction by an applicable treaty or an exemption for income that is effectively connected with your conduct of trade or business within the United States, as evidenced by the applicable IRS Form W-8 that you furnish to the Depositary (or other applicable withholding agent). See Sections 3 and 14.

We advise you to consult your tax advisor with respect to your particular situation.

Will I have to pay brokerage commissions if I tender my Shares?

If you are the record owner of your Shares and you tender your Shares directly to the Depositary, you will not pay brokerage commissions or similar expenses. If you hold your Shares through a nominee and such nominee tenders your Shares on your behalf, that nominee may charge you a fee. You should consult with your nominee to determine whether any charges will apply. See Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

We will pay all stock transfer taxes unless payment is made to, or if Shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who do I contact if I have questions?

If you have any questions regarding the Offer, please contact the Information Agent toll-free at (833) 880-2584 or the Dealer Manager toll-free at 212-915-1800. Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover page of this document. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other Offer materials from the Information Agent at the telephone numbers and address on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

Certain statements in this Offer to Purchase (and the Exhibits hereto) constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and therefore are subject to risks and uncertainties. Statements contained in this Offer to Purchase (and the Exhibits hereto), that are not historical facts are “forward-looking” statements and include, for example, statements regarding the Company’s expectations or beliefs regarding the strategic investment by and long-term partnership with Tether, the use of the proceeds therefrom and the acceleration of our expansion into cryptocurrency. Certain of these forward-looking statements can be identified by using words such as “anticipates,” “believes,” “intends,” “estimates,” “targets,” “expects,” “endeavors,” “forecasts,” “well underway,” “could,” “will,” “may,” “future,” “likely,” “on track to deliver,” “on a trajectory,” “continues to,” “looks forward to,” “is primed to,” “plans,” “projects,” “assumes,” “should” or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this Offer to Purchase are based on our current beliefs and expectations of our management as of the date of this Offer to Purchase. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include uncertainties as to the timing of the Strategic Investment; uncertainties as to the percentage of shares of Rumble stock tendered in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transaction; the risk that we may be unable to derive additional benefits from the relationship with Tether, including increased advertising revenue, cloud revenue, and expansion into cryptocurrency payments; the risk that stockholder litigation in connection with the Transaction may result in significant costs of defense, indemnification and liability; risks inherent with our increasing affiliation with crypto assets, including volatility; as well as regulatory and reputational risks; the risks of implementing a new treasury diversification strategy; our ability to grow and manage future growth profitably over time, maintain relationships with customers, compete within our industry and retain key employees; the possibility that we may be adversely impacted by economic, business, and/or competitive factors; our limited operating history makes it difficult to evaluate our business and prospects; our recent and rapid growth may not be indicative of future performance; we may not continue to grow or maintain our active user base, and may not be able to achieve or maintain profitability; risks relating to our ability to attract new advertisers, or the potential loss of existing advertisers or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets; Rumble Cloud, our recently launched cloud services business, may not achieve success and, as a result, our business, financial condition and results of operations could be adversely affected; negative media campaigns may adversely impact our financial performance, results of operations, and relationships with our business partners, including content creators and advertisers; spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators; we collect, store, and process large amounts of user video content and personal information of our users and subscribers and, if our security measures are breached, our sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing our content or using our services, our business and operating results could be harmed, and we could face governmental investigations and legal claims from users and subscribers; we may fail to comply with applicable privacy laws; we are subject to cybersecurity risks and interruptions or failures in our information technology systems and, notwithstanding our efforts to enhance our protection from such risks, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss; we may be found to have infringed on the intellectual property of others, which could expose us to substantial losses or restrict our operations; we may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of Section 230 of the Communications Decency Act of 1996; we may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law; paid endorsements by our content creators may expose us to regulatory risk, liability, and compliance costs, and, as a result, may adversely affect our business, financial condition and results of operations; our traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that we do not control; our business depends on continued and unimpeded access to our content and services on the internet and, if we or those who engage with our content experience disruptions in internet service, or if internet service providers are able to block, degrade or charge for access to our content and services, we could incur additional expenses and the loss of traffic and advertisers; we face significant market competition, and if we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed; we rely on data from third parties to calculate certain of our performance metrics and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue; we derive the majority of our revenue from advertising and the failure to attract new advertisers, the loss of existing advertisers, or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets would adversely affect our business; we depend on third-party vendors, including internet service providers, advertising networks, and data centers, to provide core services; hosting and delivery costs may increase unexpectedly; we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, and these arrangements may involve fixed payment obligations that are not contingent on actual revenue or performance metrics generated by the applicable content creator but rather are based on our modeled financial projections for that creator, which if not satisfied may adversely impact our financial performance, results of operations and liquidity; we may be unable to develop or maintain effective internal controls; potential diversion of management’s attention and consumption of resources as a result of acquisitions of other companies and success in integrating and otherwise achieving the benefits of recent and potential acquisitions; we may fail to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows; changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new tax legislation, or exposure to additional tax liabilities may adversely impact our financial results; compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in certain jurisdictions in which we operate, or industry practices may adversely affect our business; and those additional risks, uncertainties and factors described in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and in our other filings with the SEC. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this Offer to Purchase to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by this cautionary statement. You should read carefully the factors described herein under Section 2, “Purpose of the Offer; Certain Effects of the Offer” and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and any subsequent quarterly reports on Form 10-Q.

THE OFFER

1.           Number of Shares; Purchase Price; Proration

General.    Upon the terms and subject to the conditions of the Offer, we will purchase up to 70,000,000 Shares at a price of $7.50 per Share, less any applicable withholding taxes and without interest, which represents $525 million.

The term “Expiration Time” means 5:00 p.m., New York City time, on February 4, 2025, unless we extend or terminate the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended or terminated by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

If the Strategic Investment Condition is satisfied or waived, we will promptly disclose this information and, if necessary, extend the Offer to the extent required by Rule 13e-4 under the Exchange Act and the related releases and interpretations of the SEC. In addition, if we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer if and to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act and the related releases and interpretations of the SEC. These rules and related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned upon any minimum number of Shares being tendered.    The Offer is subject to other conditions, including the Strategic Investment Condition. See Section 2, 6 and 8.

Shares properly tendered in the Offer and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority and proration provisions as described in this Offer to Purchase. The proration period and, except as described herein, the withdrawal rights expire at the Expiration Time. All Shares tendered and not purchased under the Offer, including Shares not purchased because of the “odd lot” priority or proration provisions, will be returned to the tendering stockholders or, in the case of Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if more than 70,000,000 Shares have been validly tendered and not validly withdrawn, we will, subject to applicable law, purchase such Shares validly tendered and not validly withdrawn on the basis set forth below:

•        first, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•        tenders all Shares owned beneficially or of record and does not validly withdraw such Shares (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

•        completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

•        second, we will purchase all other Shares validly tendered (and not validly withdrawn) on a pro rata basis, based on the Proration Factor (as defined below), with appropriate adjustments to avoid purchases of fractional Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered and the Supporting Stockholder Commitment, if any stockholders other than the Supporting Stockholders tender their Shares, Shares tendered will be subject to the “odd lot” priority and proration as described above (with proration applying equally to all stockholders, including any of the Supporting Stockholders). As a result, all of the Shares that a stockholder tenders in the Offer may not be purchased.

Odd Lots.    The term “Odd Lots” means all Shares validly tendered prior to the Expiration Time and not withdrawn by any person who owned beneficially or of record a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this Odd Lot preference, an Odd Lot Holder must tender all Shares owned by such Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in the Odd Lot Holder’s name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares on a securities exchange. Any Odd Lot Holder wishing to tender all of such Odd Lot Holder’s Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.    If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time (the “Proration Factor”). Subject to adjustment to avoid the purchase of fractional Shares, proration for each stockholder tendering Shares, other than Odd Lot Holders, will be based on the ratio of the number of Shares validly tendered and not validly withdrawn by the stockholder to the total number of Shares validly tendered and not validly withdrawn by all stockholders (including the Supporting Stockholders), other than Odd Lot Holders. Because of the difficulty in determining the number of Shares validly tendered and not validly withdrawn, and because of the odd lot procedure described above, we expect that we will not be able to announce the final Proration Factor or commence payment for any Shares purchased pursuant to the Offer until after the expiration of the period for delivery of Shares tendered using the guaranteed delivery procedures. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, “Material U.S. Federal Income Tax Consequences”, the number of Shares that we will purchase from a stockholder in the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. The Letter of Transmittal affords tendering stockholders the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.           Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer.    We will purchase 70,000,000 shares of Class A Common Stock. The Offer will allow the Company to use the proceeds from the Strategic Investment as contemplated by the Transaction Agreement to provide our stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares and thereby receive a return of capital (subject to the “odd lot” priority and proration provisions described in this Offer to Purchase).

As of December 27, 2024, prior to giving effect to the Strategic Investment and the Offer, we had 283,987,373 issued and outstanding shares of Class A Common Stock, assuming the exchange of all issued and outstanding ExchangeCo Shares, which are exchangeable on a one-for-one basis for shares of Class A Common Stock, and including all issued and outstanding shares subject to an escrow restriction under our Business Combination Agreement. Upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 103,333,333 new shares of Class A Common Stock to Tether, meaning, after giving effect to our purchase of 70,000,000 shares of Class A Common Stock in the Offer, the number of issued and outstanding shares of Class A Common Stock will increase on a net basis by at least 33,333,333 shares, representing an approximate 11.7% increase relative to our issued and outstanding shares of Class A Common Stock as of December 27, 2024 as reported above. Such increase will be higher in the event that holders of our issued and outstanding Company Stock Options, Company Warrants or Company RSUs exercise, convert or settle, as applicable, their respective securities in order to participate in the Offer, to the extent that such underlying Shares (which are not counted in our issued and outstanding Shares until the relevant securities are exercised, converted or settled) are tendered in lieu of outstanding Shares. As a result, the proportional holdings of stockholders who choose not to tender their Shares will be diluted. See Sections 1 and 2.

Our Board has unanimously approved our making the Offer. However, none of the Company, our Board, the Supporting Stockholders, the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to how many Shares to tender in the Offer. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including information regarding the purposes and effects of the Offer. You should discuss whether to tender your Shares with your tax advisor, financial advisor and/or broker.

Potential Benefits of the Offer.    The terms of the Strategic Investment were privately negotiated between Rumble and Tether and unanimously approved by our Board of Directors, and, as part of the transaction, Rumble and Tether intend to explore potential relationships related to advertising, cloud, and crypto payment solutions, which are expected to be beneficial to Rumble and its stockholders. Our Board believes that the Transaction provides Rumble with a well-capitalized partner with a strategically aligned mission and the opportunity to deepen engagement among users who support freedom of speech, decentralization, and innovation. In addition, our Board believes that immediately adding $250 million in cash to Rumble’s balance sheet from the Strategic Investment confirms the level of support and commitment to a collaboration between Rumble and Tether and will support Rumble’s growth initiatives. Our Board also believes that the Offer provides our stockholders with benefits that include the following:

•        The Offer provides our stockholders with an opportunity to tender their Shares and thereby receive a return of capital if they so elect, subject to the “odd lot” priority and proration provisions, without potential disruption to the Share price and the usual transaction costs associated with market sales.

•        Stockholders who elect not to tender in the Offer will continue participating on the same basis in the Company’s future performance, including the potential impact of the Strategic Investment.

Potential Risks and Disadvantages of the Offer.    The Offer also presents some potential risks and disadvantages to the Company and stockholders who choose not to tender their Shares, including the following:

•        We expect to consummate the Strategic Investment and use $525 million of the $775 total proceeds as the source of funds to purchase Shares in the Offer. We expect to use available cash to pay the fees and expenses incurred in connection with the Offer. As of September 30, 2024, we had cash and cash equivalents in the amount of $130.8 million.

•        To the extent of participation in the Offer by persons who are not affiliates of Rumble (including those Supporting Stockholders who have committed to tender 251,000 Shares in the Offer who are employees of Rumble but are not our directors or executive officers), the Offer will reduce our “public float,” which is the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets, and may reduce the number of our stockholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer, which will depend on whether Tether seeks to sell any of the Shares it acquires in the Strategic Investment into the public markets. Significant sales of our Class A Common Stock by Tether, or the perception that significant sales of such shares could occur, may cause the price of our Class A Common Stock to decline.

•        Although non-tendering stockholders would typically realize a proportionate increase in their relative ownership interest in Rumble in the case of a self tender, in this case any such potential increase in ownership will be more than offset by the issuance of 103,333,333 newly issued shares of Class A Common Stock to Tether in connection with the Strategic Investment, which is greater than the Offer for 70,000,000 Shares. Specifically, upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 103,333,333 new shares of Class A Common Stock to Tether, meaning, after giving effect to our purchase of 70,000,000 shares of Class A Common Stock in the Offer, the number of issued and outstanding shares of Class A Common Stock will increase on a net basis by at least 33,333,333 shares, representing an approximate 11.7% increase relative to our issued and outstanding shares of Class A Common Stock as of December 27, 2024 as reported above in this Section 2. Such increase will be higher in the event that holders of our issued and outstanding Company Stock Options, Company Warrants or Company RSUs exercise, convert or settle, as applicable, their respective securities in order to participate in the Offer, to the extent that such underlying Shares

(which are not counted in our issued and outstanding Shares until the relevant securities are exercised, converted or settled) are tendered in lieu of outstanding Shares. As a result, the proportional holdings of stockholders who choose not to tender their Shares will be diluted. In addition, there can be no assurance that we will not issue additional Shares in the future which could have the effect of decreasing the relative ownership interests of such non-tendering stockholders.

•        Furthermore, the Offer will be fully subscribed as a result of the Supporting Stockholder Commitment even if no stockholders other than the Supporting Stockholders elect to tender their Shares in the Offer. If stockholders other than the Supporting Stockholders elect to tender their Shares in the Offer and/or any of the Supporting Stockholders elect to tender more than their respective minimum tender amounts under the Tender and Support Agreements, there will be an over-subscription of the Offer. In the event of an over-subscription of the Offer, Shares tendered will be subject to the “odd lot” priority and proration provisions described in this Offer to Purchase and, as a result, all of the Shares tendered may not be purchased. The number of Shares tendered by the Supporting Stockholders will have a significant impact on proration, and we may not purchase all of the Shares that you tender even if you validly tender them.

Certain Effects of the Offer.    After the Strategic Investment and the Offer are completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will provide us with adequate financial resources. Based on the published guidelines of the NASDAQ and the conditions of the Offer, we believe that our purchase of up to 70,000,000 Shares pursuant to the Offer will not result in delisting of the remaining Shares on the NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon our having determined that the consummation of the Offer will not cause the shares of Class A Common Stock to be delisted from the NASDAQ. See Section 6.

We will either cancel and retire or hold as treasury stock shares of Class A Common Stock that we acquire in the Offer. Retired shares will return to the status of authorized and unissued Shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the NASDAQ. We have no current plans for the reissuance of Shares purchased in the Offer.

Stockholders who do not tender may be able to sell their non-tendered Shares in the future on the NASDAQ or otherwise at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

Our shares of Class A Common Stock are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Other Plans.    Except as disclosed in this Offer to Purchase, including in connection with the Strategic Investment as well as the Supporting Stockholder Commitment, Rumble currently has no plans, proposals or negotiations underway that relate to or would result in:

•        any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•        any purchase, sale or transfer of a material amount of our, or our subsidiaries’, assets to or from a third party;

•        any material change in our present dividend rate or policy, or indebtedness or capitalization;

•        any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to change any material term of the employment contract of any executive officer;

•        any other material change in our corporate structure or business;

•        any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NASDAQ;

•        the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•        the acquisition by any person of additional securities of Rumble, or the disposition by any person of securities of Rumble; or

•        any changes in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of Rumble.

Although we do not currently have any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

3.           Procedures for Tendering Shares

Valid Tender.    For a stockholder to make a valid tender of Shares under the Offer:

(i)     the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Time:

•        a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “Book-Entry Transfer” below) and any other required documents; and

•        either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below); or

(ii)    the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

The valid tender of Shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Stockholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact such nominee in order to tender their Shares. It is likely that the nominee will establish an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Stockholders who hold Shares through a nominee are urged to consult such nominees to determine their applicable deadline and whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Procedures for Company Stock Options.    Holders of vested but unexercised stock options may exercise such options in accordance with the terms and requirements of the applicable Equity Incentive Plan and award agreement and, subject to the requirements of the applicable agreements and policies, tender the shares of Class A Common Stock received pursuant to such exercise in accordance with the Offer. See “Valid Tender” above. Holders of vested but unexercised options should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their option exercise prices, the date of their option grants, the years left to exercise their options, the tender price and the provisions for pro rata purchases by us described in Section 1 and other considerations you may consider to be relevant. Please be advised that it is the optionholder’s responsibility to tender shares of Class A Common Stock in the Offer to the extent such holder wants to participate. If you elect to exercise vested options and tender shares of Class A Common Stock issued pursuant to such exercise, you must complete the exercise of such vested options in accordance with the instructions set forth in the Notice to Certain Holders of Company Stock Options and Company RSUs distributed to you by the Company on the date hereof. Exercises of options cannot be revoked even if some or all of the shares of Class A Common Stock received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. We encourage those holders to discuss the Offer with their broker and/or tax or financial advisor.

Procedures for Company RSUs.    Holders of Company RSUs under the 2022 Plan may not tender the shares of Class A Common Stock underlying such Company RSUs in the Offer unless and until such Company RSUs have vested and the holder thereof has received the underlying shares of Class A Common Stock free of restrictions on the transfer of such shares of Class A Common Stock. Once the Company RSUs have vested, and you have received the underlying shares of Class A Common Stock free of restrictions on the transfer of such shares of Commons Stock, you may, subject to the requirements of the applicable agreements and policies, tender some or all of such shares of Class A Common Stock in the Offer, subject to the terms and conditions of the Offer.

Procedures for ExchangeCo Shares.    Holders of ExchangeCo Shares may not tender the shares of Class A Common Stock underlying such ExchangeCo Shares in the Offer unless and until such ExchangeCo Shares have been exchanged on a one-for-one basis for shares of Class A Common Stock. Holders of ExchangeCo Shares should contact Rumble for further instructions if they wish to participate in the Offer with respect to their ExchangeCo Shares.

Procedures for Company Warrants.    Holders of Company Warrants may not tender the shares of Class A Common Stock underlying such Company Warrants in the Offer unless and until such Company Warrants have been converted into shares of Class A Common Stock and the holder thereof has received the underlying shares of Class A Common Stock.

Shares Subject to Escrow.    Beneficial owners of shares that are subject to escrow under our Business Combination Agreement (as defined herein) will not, under the contractual terms thereof, be able to participate in the Offer with respect to such escrowed securities because the relevant vesting and earn-out conditions have not yet been satisfied.

Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, a Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message and all other required documents, must in any case be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the book-entry transfer facility is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.    The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Letters of Transmittal must be received in the office of the Depositary by the Expiration Time. Delivery of these documents to the Depositary’s P.O. Box at any time after 5:00 p.m., New York City time, on February 4, 2025 does not constitute receipt by the Depositary. Guaranteed deliveries will be accepted via fax until the Expiration Time. Timeliness of receipt of all documents shall be determined by the Depositary in its sole discretion.

Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for Shares if:

•        the “registered holder(s)” of those Shares sign(s) the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or

•        those Shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered Shares will include any stockholder registered on the books of the Company’s transfer agent, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including (i) the Security Transfer Agents Medallion Program, (ii) the NASDAQ Medallion Signature Program and (iii) the Stock Exchanges Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an “eligible institution.” If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.

In all cases, payment for Shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility as described above), a properly completed and duly executed Letter of Transmittal, or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Guaranteed Delivery.    If you wish to tender Shares under the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•        your tender is made by or through an “eligible institution;”

•        a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•        the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of one trading day after the date of execution and delivery of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which the NASDAQ is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission or mail before the Expiration Time and must include a guarantee by an “eligible institution” in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.    The Depositary will return unpurchased Shares promptly after the expiration of the Offer or the valid withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholders’ Representations and Warranties; Tender Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering them to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that are equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (b) such tender of Shares complies with Rule 14e-4.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right.

Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be reasonably necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted, the price to be paid for Shares and the validity, form, eligibility (including time of receipt) and acceptance for payment of any Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities relating thereto have been cured or waived. None of the Company, the Dealer Manager, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction.

U.S. Federal Income Tax Backup Withholding; Information Reporting.    If you are a U.S. Holder, you may be subject to certain information reporting requirements (unless you are a corporation or other exempt recipient). Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a stockholder in the Offer must be withheld and remitted to the IRS unless the stockholder provides its taxpayer identification number (employer identification number or social security number), generally in the form of a properly completed and executed IRS Form W-9 to the Depositary (or other applicable withholding agent), and certifies under penalties of perjury that such number is correct, or such stockholder otherwise establishes an exemption. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may also be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary (or other applicable withholding agent) that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or claim a refund of such amounts if they timely provide certain required information to the IRS.

Certain stockholders (including, among others, most corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8BEN-E, as appropriate, or other applicable IRS Form W-8 (or a suitable substitute form), signed under penalties of perjury, attesting to that stockholder’s exempt status. The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase.

In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to non-exempt stockholders.

Stockholders are advised to consult their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.

Withholding for Non-U.S. Holders.    Because we may not know the extent to which a payment made pursuant to the Offer is a dividend for U.S. federal income tax purposes at the time it is made, the Depositary (or other applicable withholding agent) generally will presume, for withholding purposes, that the entire amount received by a Non-U.S. Holder participating in the Offer is a dividend distribution from us. Accordingly, even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary (or other applicable withholding agent) generally will withhold U.S. federal income taxes equal to 30% of the gross payments payable to such Non-U.S. Holder, unless the Depositary (or other applicable withholding agent) determines that a reduced rate of or an exemption from withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8BEN or W-8BEN-E, as appropriate (or a suitable substitute form) before payment is made, certifying that the Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable tax treaty and that it is not subject to withholding under the provisions commonly referred to as “FATCA”. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8ECI (or a suitable substitute form) before payment is made. A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or a suitable substitute form) generally will be required to file a U.S. federal income tax return and, subject to any applicable tax treaty, generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to a branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary (or other applicable withholding agent) will determine a stockholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to valid certificates or statements concerning eligibility for a reduced rate of, or an exemption from, withholding (e.g., IRS Form W-8BEN or W-8BEN-E, as appropriate (or a suitable substitute form) or IRS Form W-8ECI (or a suitable substitute form)) received from the Non-U.S. Holder unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” test described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due and the requisite information is timely furnished to the IRS.

FATCA Withholding Taxes.    Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends by U.S. corporations to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the U.S. and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Any amounts withheld under FATCA may be credited against the 30% withholding tax discussed in the preceding two paragraphs.

As described above under “Withholding for Non-U.S. Holders” above, the applicable withholding agent generally will treat the entire amount payable to a Non-U.S. Holder as a dividend distribution from us. Accordingly, such withholding agent generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder, unless such Non-U.S. Holder provides to the applicable withholding agent a validly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a suitable substitute form) demonstrating that FATCA withholding is not warranted. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described under “Withholding for Non-U.S. Holders” above. Non-U.S. Holders are urged to consult with their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

Non-U.S. Holders are advised to consult their tax advisors regarding the application of U.S. federal income tax withholding and information reporting, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

For further discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

Lost Certificates.    If the Share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at (800) 736-3001 (toll-free in the United States and Canada) or (781) 575-3100 (outside the United States and Canada). The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.           Withdrawal Rights

You may withdraw Shares that you have previously tendered under the Offer at any time prior to the Expiration Time. You may also withdraw your previously tendered Shares at any time after 5:00 p.m., New York City time, on February 4, 2025, unless such Shares have already been accepted for payment by us as provided in the Offer. Except as this Section 4 otherwise provides, tenders of Shares are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must:

•        be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•        specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an “eligible institution” has tendered those Shares, an “eligible institution” must guarantee the signatures on the notice of withdrawal.

If Shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of the Company, the Dealer Manager, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

5.           Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay for, and thereby purchase, up to 70,000,000 Shares validly tendered and not validly withdrawn.

For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of the Offer, Shares that are validly tendered and not withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:

•        certificates for Shares, or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at the book-entry transfer facility;

•        a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message; and

•        any other required documents.

We will pay for Shares purchased by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. We will be deemed to have purchased Shares under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the Proration Factor and (iii) deposit of the aggregate purchase price for the Shares.

In the event of proration, we will determine the Proration Factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until after the expiration of the period for delivery of Shares tendered using the guaranteed delivery procedures.

All Shares tendered and not purchased, including Shares not purchased due to proration, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, including by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder that fails to complete fully, sign and return to the Depositary (or other applicable withholding agent) an IRS Form W-9 included as part of the Letter of Transmittal (or an IRS Form W-8BEN, W-8BEN-E, or other applicable IRS Form W-8, if the tendering stockholder is a Non-U.S. Holder), may be subject to required U.S. federal income tax backup withholding of 24% of the gross proceeds paid to the stockholder paid pursuant to the Offer. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the procedures for obtaining a refund from the IRS.

6.           Conditions of the Offer

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including the Strategic Investment Condition, as described below.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or at the Expiration Time any of the following events occur (or shall have been reasonably determined by us to have occurred):

•        the failure to satisfy the Strategic Investment Condition;

•        there has been enacted, issued or promulgated any law or order by any government or governmental, regulatory or administrative agency, authority or tribunal of competent and applicable jurisdiction that:

•        makes illegal, or which has the effect of prohibiting or otherwise preventing, the making of the Offer or the acquisition by us of some or all of the Shares pursuant to the Offer; or

•        makes illegal the purchase of, or payment of, some or all of the Shares pursuant to the Offer or has the effect of prohibiting or preventing our ability to accept for payment or pay for some or all of the Shares;

•        the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•        any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been enacted, entered, promulgated or enforced in respect of the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority of competent and applicable jurisdiction, domestic or foreign, which prevents or prohibits the consummation of the Offer; or

•        we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NASDAQ.

If the Strategic Investment Condition is satisfied or waived, we will promptly disclose this information and, if necessary, extend the Offer to the extent required by Rule 13e-4 under the Exchange Act. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time; provided that the Company confirms its understanding that: (i) if a condition is triggered and the Company wishes to proceed with the Offer anyway, this decision constitutes a waiver of the triggered conditions, and depending on the materiality of the waived condition and the number of days remaining in the Offer, the Company may be required to extend the Offer and circulate new disclosure to holders in such circumstance and (ii) if an Offer condition is triggered by events that occur during the Offer period and before the Expiration Time, the Company will inform holders of how it intends to proceed promptly and will not wait until the end of the Offer period, unless the condition is one where satisfaction of the condition may be determined only upon the Expiration Time.

However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

7.           Price Range of the Shares; Dividends

Shares of the Class A Common Stock are listed for trading on the NASDAQ under the symbol “RUM.” The following table sets forth, for each of the periods indicated, the high and low closing prices per Share as reported on the NASDAQ.

	High	Low
Fiscal Year 2021
Second Quarter	$10.34	$9.66
Third Quarter	9.85	9.63
Fourth Quarter	15.48	9.71
Fiscal Year 2022
First Quarter	18.52	10.77
Second Quarter	12.49	9.95
Third Quarter	17.23	9.93
Fourth Quarter	13.55	5.81
Fiscal Year 2023
First Quarter	10.54	5.99
Second Quarter	11.25	7.30
Third Quarter	8.98	4.51
Fourth Quarter	5.49	4.33
Fiscal Year 2024
First Quarter	9.20	3.33
Second Quarter	7.98	5.16
Third Quarter	7.60	4.92
Fourth Quarter	16.27	5.09
Fiscal Year 2025
First Quarter (through January 2, 2025)	12.40	12.40

On January 2, 2025, the last trading day before the announcement of the Offer, the closing price of our shares of Class A Common Stock on the NASDAQ was $12.40 per Share. We urge stockholders to obtain a current market price for the Class A Common Stock before deciding whether to tender their Shares.

Rumble has never declared or paid any dividends on its Shares, and we do not anticipate declaring any cash dividends to holders of our common stock for the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

8.           Source and Amount of Funds

The Offer will be fully subscribed as a result of the Supporting Stockholder Commitment. As a result, the aggregate purchase price for the Shares purchased in the Offer will be $525 million. We expect to fund the purchase of Shares in the Offer with the proceeds of the Strategic Investment and to pay the fees and expenses in connection with the Offer with available cash. The closing of the Strategic Investment is subject to customary closing conditions as set forth in the Transaction Agreement, including, among others, (i) at least 20 days having elapsed since the mailing of an information statement with respect to the Transaction to the extent shareholder approval is required by applicable NASDAQ rules (which shareholder approval is obtained via the written consent of Christopher Pavlovski and his affiliates, who hold a majority of the voting power of our outstanding voting capital stock), (ii) the approval of the Shares being issued in the Strategic Investment for listing on NASDAQ, (iii) no applicable law shall prohibit or make illegal the consummation of the Transaction or shall be enacted or enforced that delays materially or otherwise restrains or prohibits the Transaction, (iv) the accuracy of the representations and warranties of the Company (subject to certain bring-down standards), (v) performance of covenants by the Company in all material respects at or prior to the closing, (vi) no occurrence of a “material adverse effect” with respect to the Company, (vii) each Supporting Stockholder shall have tendered in the Offer the minimum number of Shares it is required to tender in the Offer pursuant to the Tender and Support Agreements, and (viii) the execution of the Registration Rights Agreement. We do not currently have any alternative financing arrangements or plans that would fund the purchase of Shares in the Offer in the event the proceeds of the Strategic Investment are not available. As of September 30, 2024, the Company had cash and cash equivalents in the amount of $130.8 million.

9.           Certain Financial Information

Historical Financial Information.    The Company incorporates by reference the financial statements and notes thereto included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2023 and Item 1 of our Quarterly Report on Form 10-Q for the nine months ended September 30, 2024. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary of Historical Consolidated Financial Data.    The following table sets forth summary data from our consolidated balance sheets and our consolidated statements of operations as of and for the nine months ended September 30, 2024 and September 30, 2023 and the years ended December 31, 2023 and December 31, 2022. Year-end financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2023. Data as of and for the nine months ended September 30, 2024 and September 30, 2023 is derived from, and should be read in conjunction with, our unaudited consolidated financial statements and related notes filed as part of our Quarterly Report on Form 10-Q for the nine months ended September 30, 2024 and September 30, 2023. The interim financial information included herein is unaudited, but in the opinion of management, such financial information includes all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial results for the interim periods presented. The interim results included herein should not be taken as indicative of results that may be expected for future interim periods or the full year.

	Nine Months Ended September 30,		Years Ended December 31,
	2024	2023	2023	2022
Statement of operations data:
Revenues	$65,259,903	60,571,579	80,963,451	39,384,284
Loss from operations	$(106,635,577)	(98,339,000)	(135,547,012)	(35,600,311)
Net loss	$(101,610,153)	(87,143,235)	(116,420,462)	(11,403,994)

Loss per Share (basic and diluted):	$(0.50)	(0.43)	(0.58)	(0.05)

Balance sheet data (at period end):
Cash and cash equivalents	$130,784,683	265,883,872	218,338,658	337,169,279
Total assets	$217,191,273	331,401,784	295,712,888	366,982,638
Total liabilities	$51,049,212	56,254,670	44,089,740	27,347,859
Shareholders’ equity	$166,142,061	275,147,114	251,623,148	339,634,779

10.         Certain Information Concerning Rumble

Rumble is a high growth video sharing platform and cloud services provider. On December 1, 2021, CF Acquisition Corp. VI, a Delaware corporation (“CFVI”), and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Legacy Rumble”), entered into a business combination agreement (the “Business Combination Agreement”). On September 16, 2022, CFVI and Legacy Rumble consummated the business combination contemplated by the Business Combination Agreement (the “Business Combination”). In connection with the consummation of the Business Combination, CFVI changed its name from CF Acquisition Corp. VI to Rumble Inc. and Legacy Rumble changed its name from Rumble Inc. to Rumble Canada Inc.

Availability of Reports and Other Information.    We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and executive officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed the Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

The SEC maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Tender Offer Statement on Schedule TO filed with the SEC in relation to the Offer and the documents incorporated therein by reference. The information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase, other than documents that we file that are specifically incorporated herein by reference.

We also provide access to these reports on our website at https://investors.rumble.com/financials/sec-filings/. Information on our website is not incorporated by reference in this Offer to Purchase.

Incorporation by Reference.    The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer to Purchase incorporates by reference the documents listed below (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules), including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC. The following documents contain important information about us:

•        Annual Report on Form 10-K for the year ended December 31, 2023;

•        Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2024 (but only with respect to information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023);

•        Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024; and

•        Current Reports on Form 8-K filed on June 18, 2024, November 18, 2024, December 13, 2024, December 20, 2024 and December 23, 2024.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address set forth above. Documents incorporated by reference are available from us without charge, excluding any exhibits. You may request a copy of these filings by contacting us as set forth below. Please be sure to include your complete name and address in your request. You can find additional information by visiting our website at www.rumble.com. Information on our website is not incorporated by reference herein and does not form a part of the Offer except for the reports listed above which are also posted on our website. You should direct requests for documents to our Secretary at:

Rumble Inc.
444 Gulf of Mexico Drive
Longboat Key, FL 34228
Attention: Michael Ellis, General Counsel
Phone: (941) 210-0196
Email: legal@rumble.com

11.         Interest of Directors, Executive Officers, Controlling Stockholders and Others; Transactions and Arrangements Concerning the Shares

We are offering to purchase up to $525 million of Shares. The Offer will be fully subscribed as a result of the Supporting Stockholder Commitment. As a result, we will purchase 70,000,000 shares of Class A Common Stock.

As of December 27, 2024, prior to giving effect to the Strategic Investment and the Offer, we had 283,987,373 issued and outstanding shares of Class A Common Stock, assuming the exchange of all issued and outstanding ExchangeCo Shares, which are exchangeable on a one-for-one basis for shares of Class A Common Stock, and including all issued and outstanding shares subject to an escrow restriction under our Business Combination Agreement. Upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 103,333,333 new shares of Class A Common Stock to Tether, meaning, after giving effect to our purchase of 70,000,000 shares of Class A Common Stock in the Offer, the number of issued and outstanding shares of Class A Common Stock will increase on a net basis by at least 33,333,333 shares, representing an approximate 11.7% increase relative to our issued and outstanding shares of Class A Common Stock as of December 27, 2024 as reported above. Such increase will be higher in the event that holders of our issued and outstanding Company Stock Options, Company Warrants or Company RSUs exercise, convert or settle, as applicable, their respective securities in order to participate in the Offer, to the extent that such underlying Shares (which are not counted in our issued and outstanding Shares until the relevant securities are exercised, converted or settled) are tendered in lieu of outstanding Shares. As a result, the proportional holdings of stockholders who choose not to tender their Shares will be diluted. See Sections 1 and 2.

As of December 27, 2024, our current directors and executive officers as a group (12 persons) beneficially owned an aggregate of 260,504,690 Shares, representing approximately 71% of our issued and outstanding shares of Class A Common Stock, as determined as described below under “Security Ownership by Directors and Executive Officers.” Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders, and (other than the Supporting Stockholders), they each have advised us that they do not intend to tender any Shares pursuant to the Offer (including Shares they are deemed to beneficially own). The Supporting Stockholders have agreed to tender or cause to be tendered at least 70,000,000 Shares in the Offer, which includes 69,749,000 Shares held by our directors and executive officers (or affiliates thereof) and 251,000 Shares held by our other employees who are not directors or executive officers. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions or otherwise, at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

Security Ownership by Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of shares of our different classes of voting securities (i.e., Class A Common Stock, Class C Common Stock, par value $0.0001 per share (“Class C Common Stock”) and Class D Common Stock, par value $0.0001 per share (“Class D Common Stock”)), as of December 27, 2024, by:

•        each person known by us to be the beneficial owner of more than 5% of our common stock;

•        each of our directors;

•        each of our executive officers; and

•        all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. For example, in the event a holder of Company Options has the right to exercise such Company Options within 60 days, such underlying shares are reflected in such holder’s beneficial ownership in both the numerator and the denominator, but not in the denominator for other unaffiliated holders, in accordance with the rules of the SEC. In addition, such securities held by all of Rumble’s directors and executive officers are included in both the numerator and denominator for purposes of determining the percentage share ownership held by the directors and executive officers, calculated as a group. Notwithstanding the foregoing, in order to avoid a distorted and potentially misleading presentation of percentage share ownership by a holder, all shares of Class A Common Stock issuable upon exchange of any issued and outstanding ExchangeCo Shares (together with all issued and outstanding shares of Class A Common Stock and ExchangeCo Shares subject to escrow restrictions under the Business Combination Agreement) are included in the denominator for all holders. In accordance with the foregoing methodology, the determination of percentage of beneficial ownership in the below presentation is based on 283,987,373 shares of Class A Common Stock issued and outstanding as of December 27, 2024 (which number is inclusive of shares referenced in the preceding sentence) and the calculation described in footnote (2) below.

	Class A Common Stock(1)			% of Voting Power(1)
Name	Total Shares		Percent of Shares(1)(2)
Executive Officers and Directors
Christopher Pavlovski	140,639,134	(3)	44.2%	88.2%
Ryan Milnes	48,076,104	(4)	16.9%	3.3%
Robert Arsov	24,417,969	(5)	8.3%	1.6%
Brandon Alexandroff	18,034,750	(6)	6.0%	1.2%
Wojciech Hlibowicki	15,119,406	(7)	5.1%	1.0%
Claudio Ramolo	13,286,369	(8)	4.5%	*
Tyler Hughes	504,783	(9)	*	*
Michael Ellis	238,249	(10)	*	*
Paul T. Cappuccio	126,672	(11)	*	*
Jerry Naumoff	4,000	(12)	*	*
Nancy Armstrong	30,062	(13)	*	*
Ethan Fallang	27,192	(14)	*	*
Directors and Executive Officers as a Group (12 persons)	260,504,690	(16)	70.9%	93.1%

Other 5% or More Shareholders:
Bongino Inc.(15)	16,194,853	(15)	5.7%	1.1%

____________

“*”     is used when the percentage of shares is less than 1%.

(1)      The Company has two other classes of equity securities outstanding, Class C Common Stock and Class D Common Stock, the beneficial ownership of which is set forth in the table below. Both the Class C Common Stock and Class D Common Stock are non-economic, voting shares that are issued solely for voting purposes. Each holder of ExchangeCo Shares was issued one “tandem” share of Class C Common Stock, which serves to provide the holder thereof with the same voting rights at the Company as one share of Class A Common Stock. The Company views each ExchangeCo Share and its corresponding share of Class C Common Stock as one unit of account that is economically similar to a share of Class A Common Stock. The Company issued shares of Class D Common Stock to Christopher Pavlovski to provide Mr. Pavlovski with high vote stock, with each share carrying 11.2663 votes per share. Percentage of voting power is based on the total number of shares beneficially owned by each holder, and taking into account the high vote Class D Common Stock held by Christopher Pavlovski.

(2)      The percentage of beneficial ownership of Class A Common Stock as to any person or group of persons is calculated by dividing (i) the number of shares of Class A Common Stock beneficially owned by such person or group of persons (including the number of shares of Class A Common Stock as to which such person or group of persons has the right to acquire within 60 days of December 27, 2024), by (ii) the sum of (A) 283,987,373 shares of Class A Common Stock issued and outstanding as of December 27, 2024 (which number is determined as described in the paragraph preceding this table) plus (B) the number of shares as to which such person or group of persons has the right to acquire pursuant to Company Stock Options and Company RSUs within 60 days of December 27, 2024. Consequently, the denominator for calculating beneficial ownership percentages may be different for each person or group of persons in the table.

(3)      Includes (i) 104,682,403 ExchangeCo Shares, of which 34,858,165 ExchangeCo Shares are subject to escrow restrictions pursuant to the terms of the Business Combination Agreement; (ii) 34,501,881 shares of Class A Common Stock issuable upon the exercise of options, of which 11,335,655 shares of Class A Common Stock issuable upon the exercise of such options are subject to escrow restrictions pursuant to the terms of the Business Combination Agreement; and (iii) a grant of RSUs covering 1,100,000 shares of Class A Common Stock pursuant to the 2022 Plan, which RSUs, subject to Christopher Pavlovski’s continuous employment through the applicable vesting dates, vested or will vest in one-third installments on each of September 16, 2023, September 16, 2024 and September 16, 2025. Excludes (i) 104,682,403 shares of Class C Common Stock, which are issued in tandem with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic and (ii) 105,782,403 shares of Class D Common Stock, with each such share of Class D Common Stock intended to give Mr. Pavlovski high vote stock, but are otherwise non-economic, with each share carrying 11.2663 votes per share. Excludes 156,260 shares of Class A Common Stock issuable upon the settlement of RSUs that vest more than 60 days after December 27, 2024 and 663,712 shares of Class A Common Stock issuable upon the exercise of options that vest more than 60 days after December 27, 2024.

(4)      2286404 Ontario Inc. is the record holder of the shares. 2286404 Ontario Inc. is wholly owned by Ryan Milnes, and therefore Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of Ontario is 2286404 Ontario Inc., PO Box 20112 Bayfield North, Barrie, Ontario, L4M6E9, Canada. Consists of 48,054,401 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares in 1000045728 Ontario Inc., a corporation formed under the laws of the Province of Ontario, Canada, and an indirect, wholly owned subsidiary of the Company, of which 16,560,185 ExchangeCo Shares are subject to escrow restrictions pursuant to the terms of the Business Combination Agreement. Excludes 48,054,401 shares of Class C Common Stock, which are issued in tandem with each ExchangeCo Share (as defined below), with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Excludes 35,587 Class A Common Stock issuable upon the settlement of RSUs that vest more than 60 days after December 27, 2024.

(5)      Includes (i) 11,966,204 shares of Class A Common Stock issuable upon the exercise of options, of which 3,943,188 shares of Class A Common Stock issuable upon the exercise of such options are subject to escrow restrictions pursuant to the terms of the Business Combination Agreement and (ii) 5,083,317 shares of Class A Common Stock subject to escrow restrictions pursuant to the terms of the Business Combination Agreement. Excludes 35,587 Class A Common Stock issuable upon the settlement of RSUs that vest more than 60 days after December 27, 2024.

(6)      Includes (i) 3,048,355 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 1,004,515 ExchangeCo Shares are subject to escrow restrictions pursuant to the terms of the Business Combination Agreement and (ii) 14,981,803 shares of Class A Common Stock issuable upon the exercise of options, of which 5,222,498 shares of Class A Common Stock issuable upon the exercise of such options are subject to escrow restrictions pursuant to the terms of the Business Combination Agreement. Excludes 3,048,355 shares of Class C Common Stock, which are issued in tandem with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Excludes 59,618 shares of Class A Common Stock issuable upon the settlement of RSUs that vest more than 60 days after December 27, 2024 and 255,306 shares of Class A Common Stock issuable upon the exercise of options that vest more than 60 days after December 27, 2024.

(7)      Includes (i) 4,618,833 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 1,522,030 ExchangeCo Shares subject to escrow restrictions pursuant to the terms of the Business Combination Agreement and (ii) 10,495,979 shares of Class A Common Stock issuable upon the exercise of options, of which 3,538,343 shares of Class A Common Stock issuable upon the exercise of such options are subject to escrow restrictions pursuant to the terms of the Business Combination Agreement. Excludes 4,618,833 shares of Class C Common Stock, which are issued in tandem with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Excludes 59,618 shares of Class A Common Stock issuable upon the settlement of RSUs that vest more than 60 days after December 27, 2024 and 255,306 shares of Class A Common Stock issuable upon the exercise of options that vest more than 60 days after December 27, 2024.

(8)      1000748378 Ontario Ltd. is the record holder of 1,457,086 of the reported shares. 1000748378 Ontario Ltd. is wholly owned by Mr. Ramolo and therefore, Mr. Ramolo has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of 1000748378 Ontario Ltd. is 100 King Street West, Suite 6000, Toronto, Ontario, M5X 1E2 Canada. Includes (i) 2,173,220 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares and (ii) 11,112,188 shares of Class A Common Stock issuable upon the exercise of options. Excludes 13,323 shares of Class A Common Stock issuable upon the settlement of RSUs that vest more than 60 days after December 27, 2024 and 60,545 shares of Class A Common Stock issuable upon the exercise of options that vest more than 60 days after December 27, 2024.

(9)      Includes 500,191 shares of Class A Common Stock issuable upon the exercise of options, of which 153,841 shares of Class A Common Stock issuable upon the exercise of such options are subject to escrow restrictions pursuant to the terms of the Business Combination Agreement. Excludes 59,618 shares of Class A Common Stock issuable upon the settlement of RSUs that vest more than 60 days after December 27, 2024 and 255,306 shares of Class A Common Stock issuable upon the exercise of options that vest more than 60 days after December 27, 2024.

(10)    Includes 232,557 shares of Class A Common Stock issuable upon the exercise of options, of which 65,455 shares of Class A Common Stock issuable upon the exercise of such options are subject to escrow restrictions pursuant to the terms of the Business Combination Agreement. Excludes 60,755 shares of Class A Common Stock issuable upon the settlement of RSUs that vest more than 60 days after December 27, 2024 and 260,042 shares of Class A Common Stock issuable upon the exercise of options that vest more than 60 days after December 27, 2024.

(11)    Includes 93,616 shares of Class A Common Stock issuable upon the exercise of options. Excludes 49,377 shares of Class A Common Stock issuable upon the settlement of RSUs that vest more than 60 days after December 27, 2024.

(12)    Excludes 20,173 shares of Class A Common Stock issuable upon the settlement of RSUs that vest more than 60 days after December 27, 2024.

(13)    Excludes 47,597 shares of Class A Common Stock issuable upon the settlement of RSUs that vest more than 60 days after December 27, 2024.

(14)    Excludes 35,587 shares of Class A Common Stock issuable upon the settlement of RSUs that vest more than 60 days after December 27, 2024.

(15)    Information is based on a Schedule 13G/A filed with the SEC on December 11, 2023 by Daniel Bongino and Bongino Inc. Bongino Inc. is the record holder of the shares. Bongino Inc. is wholly owned by Daniel Bongino. The business address of Bongino Inc. is 2239 SW Manele Place, Palm City, FL 34990.

(16)    Excluding Company Stock Options and Company RSUs, our directors and executive officers as a group beneficially own a total of 176,839,567 shares of Class A Common Stock out of the total 283,987,373 shares of Class A Common Stock issued and outstanding as of December 27, 2024, as calculated as described in the paragraph preceding this table.

	Class C Common Stock		Class D Common Stock
	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers
Christopher Pavlovski	104,682,403	63.3%	105,782,403	100.0%
Wojciech Hlibowicki(1)	4,618,833	2.8%	—	—
Brandon Alexandroff(2)	3,048,355	1.8%	—	—
Tyler Hughes	—	—	—	—
Michael Ellis	—	—	—	—
Claudio Ramolo(3)	2,173,220	1.3%	—	—
Ryan Milnes(4)	48,054,401	29.1%	—	—
Paul Cappuccio	—	—	—	—
Robert Arsov	—	—	—	—
Nancy Armstrong	—	—	—	—
Ethan Fallang	—	—	—	—
Jerry Naumoff	—	—	—	—
All executive officers and directors as a group (12 individuals)	162,577,212	98.4%	105,782,403	100.0%

Other 5% or More Shareholders:
Bongino Inc.	—	—	—	—

____________

(1)      See footnote 7 above.

(2)      See footnote 6 above.

(3)      See footnote 8 above.

(4)      See footnote 4 above.

Equity Incentive Plans

2022 Stock Incentive Plan.    The Rumble, Inc. 2022 Stock Incentive Plan (the “2022 Plan”) provides for grants of various types of equity and equity-based awards to our directors, employees and consultants, including stock options, incentive stock options, RSUs, RSAs and other stock-based awards. The 2022 Plan was adopted by our Board and was approved by our shareholders in 2022. The Compensation Committee administers the 2022 Plan and has the authority to interpret the 2022 Plan and determine the terms and conditions of awards granted under the 2022 Plan.

The 2022 Plan provides that an aggregate of 26,219,972 shares of Class A Common Stock may be issued with respect to awards granted under the 2022 Plan, provided that on the first day of each fiscal year of the Company during the term of the 2022 Plan additional shares of Class A Common Stock representing five percent (5%) (or such lesser percentage as determined by our Board in its sole discretion prior to such date) of the Company’s outstanding shares of Class A Common Stock on such date (but excluding any Seller Escrow Shares (as defined in the 2022 Plan) to the extent the applicable Triggering Event (as defined in the 2022 Plan) has not occurred prior to such date) will automatically be added to the shares reserved for issuance under the 2022 Plan. To the extent that an award under the 2022 Plan expires or is canceled, forfeited, settled in cash, or otherwise terminated, the full number of shares of Class A Common Stock to which the award is related will again be available for grant.

In the event of a stock split, reverse stock split, or stock combination, stock dividend or distribution, or a conversion into or exchange for other securities as a result of a merger, consolidation or reorganization, or in connection with extraordinary cash dividends, the Compensation Committee will: (A) adjust any or all of the following in order to preserve rights substantially proportionate to those existing immediately prior to such transaction or event; (i) the number of shares allocated to equity awards; (ii) the class of shares allocated to equity awards; and (iii) the exercise price of outstanding options; provided that no adjustment will be made for cash dividends or the issuance to stockholders of rights to subscribe for additional shares or other securities; (B) in respect of any outstanding award, make one or more cash payments to the holder of an outstanding award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting and forfeiture conditions) as the Compensation Committee may determine in its sole discretion, in an amount that the Compensation Committee determines in its sole discretion addresses the diminution in the value of such outstanding award in connection with such event; or (C) any combination of clauses (A) and (B) above as determined appropriate by the Compensation Committee in its sole discretion.

In the event of a Corporate Event (as defined in the 2022 Plan), then the Compensation Committee, at its discretion, may provide for any of, or a combination of any of, the following: (i) the assumption or substitution of any or all awards in connection with such Corporate Event; (ii) the acceleration of vesting of any or all awards, subject to the consummation of such Corporate Event; (iii) the cancellation of any or all awards (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to those holding vested awards (including any awards that would vest upon the Corporate Event but for such cancellation); (iv) the cancellation of any or all options and other awards subject to exercise (whether vested or unvested) as of the consummation of such Corporate Event; and (v) the replacement of any or all awards with a cash incentive program that preserves the value of the awards so replaced (determined as of the consummation of the Corporate Event).

Second Amended and Restated Stock Option Plan.    The Rumble, Inc. Second Amended and Restated Stock Option Plan (the “A&R Plan”) provides for grants of stock options to our directors, employees and consultants. The A&R Plan was adopted by our Board in 2022. Our Board administers the A&R Plan and has the authority to interpret the A&R Plan and determine the terms and conditions of award granted under the A&R Plan. No additional options have been granted under the A&R Plan since September 16, 2022.

Except as otherwise determined by our Board, if a Liquidity Event (as defined in the A&R Plan) occurs, then, notwithstanding but subject to the other provisions of the A&R Plan and subject to any required regulatory approvals, the following shall apply: (i) the Company shall provide a written notice (the “Liquidity Event Notice”) to each option holder (whether vested or not) advising of the Liquidity Event, including reasonable particulars thereof. The Liquidity Event Notice shall provide that the option holder may, at any time during the period determined by the Company in its discretion and specified in such notice, exercise all or any portion of any unexpired options then held by the option holder; (ii) if an option holder wishes to exercise any of its unexpired Options, then such exercise shall be made in accordance with terms of the A&R Plan; provided that, if necessary to permit such option holder to participate in the Liquidity Event, the options so exercised shall be deemed to have been exercised and the issuance of shares upon such exercise shall be deemed to have been issued effective as of the first business day, being any day other than a Saturday, Sunday or a statutory holiday in the Province of Ontario, immediately prior to the date on which the Liquidity Event occurs; and (iii) if, upon the expiry of the exercise period specified in the Liquidity Event Notice, the Liquidity Event is completed and an option holder did not, prior to the expiration of such exercise period, exercise the entire or any portion of the option which such option holder was entitled to exercise in accordance with the provisions of A&R Plan, then as of and from the expiry of such exercise period such option, in whole or in part, shall be deemed to have terminated and be of no further force and effect.

2024 Employee Stock Purchase Plan.    The Rumble, Inc. 2024 Employee Stock Purchase Plan (the “2024 Plan”) permits certain employees of the Company to purchase shares of the Company’s Class A Common Stock. The 2024 Plan was adopted by our Board and was approved by our stockholders in 2024. The Compensation Committee administers the 2024 Plan and has the authority to determine the terms and conditions of awards granted under the 2024 Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2024 Plan.

The 2024 Plan provides that an aggregate of 1,500,000 shares of Class A Common Stock may be issued with respect to awards granted under the 2024 Plan. Starting with fiscal year 2025, the amount of shares that may be issued under the 2024 Plan will automatically be increased on the first day of each fiscal year by a number of shares of Class A Common Stock equal to the lesser of (i) the positive difference between (x) 1% of the Company’s outstanding shares of Class A Common Stock on the last day immediately preceding the fiscal year, and (y) the number of shares that may be issued on the last day of the immediately preceding fiscal year, and (ii) a lower number of shares of Class A Common Stock as may be determined by the Compensation Committee or our Board. To the extent that a Purchase Right (as defined in the 2024 Plan) terminates without having been exercised in full, the shares of Class A Common Stock not purchased under such Purchase Right will again become available for issuance under the 2024 Plan.

In the event of changes in the outstanding Class A Common Stock or in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, extraordinary cash dividend, subdivision, combination or reclassification of shares that may be issued under the 2024 Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having a similar effect, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2024 Plan, the Compensation Committee will equitably adjust the number and kinds of shares that may be purchased under the 2024 Plan, the 2024 Plan purchase limits, and the number and kinds of shares and purchase prices applicable to outstanding Offerings and Purchase Rights (each as defined in the 2024 Plan). In addition, if any other change in the capital structure or business of the Company occurs, the Compensation Committee, in its discretion, may make adjustments to the 2024 Plan as it deems equitable and appropriate to avoid the substantial dilution or enlargement of participant rights under the 2024 Plan.

In the event of a Change in Control (as defined in the 2024 Plan), then the Compensation Committee, at its discretion, may provide for any of, or a combination of any of, the following: (i) each Purchase Right will be assumed or an equivalent purchase right will be substituted by the successor entity or parent or subsidiary of such successor entity; (ii) a date selected by the Compensation Committee on or before the date of consummation of such Change in Control will be treated as a date of exercise of a Purchase Right and all outstanding Purchase Rights will be exercised on such date; (iii) all outstanding Purchase Rights will terminate and the accumulated Contributions (as defined in the 2024 Plan) will be refunded to each participant upon or prior to the Change in Control (without interest, unless otherwise required by applicable law); or (iv) outstanding Purchase Rights will continue unchanged.

Other Arrangements

Each of our executive officers is party to an employment agreement, which sets forth the general terms and conditions of employment of each executive officer, including base salary, annual bonus opportunity, employee benefit plan participation and restrictive covenants. In addition, each of our current executive officers is entitled to certain severance payments and benefits following a termination of employment under certain circumstances as set forth in their respective employment contract.

In addition to receiving long-term incentive awards pursuant to the 2022 Plan, our executive officers are eligible to earn short-term incentive compensation awards pursuant to the Short-Term Incentive Plan (“STIP”). The STIP provides cash incentive award opportunities for the achievement of performance goals established by the Compensation Committee at the beginning of the fiscal year. Payouts to participants vary based on performance as compared to the target performance goals established by the Compensation Committee.

With the exception of additional global health insurance coverage for Christopher Pavlovski, our executive officers receive benefits on the same basis as provided to all of our employees, including health, dental and vision insurance; and life and disability insurance. None of our executive officers participate in a defined benefit pension plan.

Director Compensation

Each non-employee director is eligible to receive (i) a cash retainer of $50,000, with the option to elect Company RSUs in satisfaction thereof; (ii) an equity retainer of Company RSUs with an aggregate grant date fair value of $200,000 (or $250,000 for the first year of service in the case of directors appointed to our Board subsequent to the 2023 annual meeting of stockholders), fully vesting on the date of the annual meeting; and (iii) an additional cash retainer, with the option to elect Company RSUs in satisfaction thereof, for the service on the following committees in the following roles: Audit Committee Chair ($20,000); Audit Committee Member ($12,500); Compensation Committee Chair ($15,000); Compensation Committee Member ($7,500); Nominating and Corporate Governance Committee Chair ($12,500); and Nominating and Corporate Governance Committee Member ($5,000).

For additional information regarding all agreements, arrangements and understandings with respect to any of our securities involving any of our executive officers and directors, see our Annual Report on Form 10-K for the year ended December 31, 2023 and Definitive Proxy Statement for the 2024 Annual Meeting of Stockholders, filed on April 24, 2024. See Section 10, “Certain Information Concerning Rumble — Availability of Reports and Other Information” for information on where you can find copies of these documents.

Registration Rights Agreement

On September 16, 2022, in connection with the closing of the Business Combination, we entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with certain of our stockholders (the “Registration Rights Holders”), including certain of our directors and executive officers (and/or affiliates thereof). Pursuant to the terms of the Registration Rights Agreement, we are obligated to file one or more registration statements to register the resales of Class A Common Stock held by the Registration Rights Holders.

The Registration Rights Agreement also provides, among other things, the Registration Rights Holders with customary resale underwritten demand and related “piggyback rights”, subject to certain requirements and customary conditions. Under the Registration Rights Agreement, the Company agreed to indemnify the Registration Rights Holders (along with certain persons or entities related to the Registration Rights Holders, such as their officers, directors, and control persons) against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Registration Rights Holders sell their registrable securities, unless such liability arose from such Registration Rights Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Registration Rights Holders including registrable securities in any registration statement or prospectus agreed to indemnify the Company (along with certain persons or entities related to the Company, such as its officers and directors and underwriters) against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents. The foregoing summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is attached as Exhibit 10.9 to our Current Report on Form 8-K filed with the SEC on September 22, 2022.

Transaction Agreement; Tender and Support Agreements

On December 20, 2024, Rumble entered into the Transaction Agreement with Tether pursuant to which, subject to the terms and conditions thereof, Tether will make a strategic investment in Rumble of $775 million, consisting of 103,333,333 newly issued shares of Class A Common Stock at a price of $7.50 per Share (the “Strategic Investment”). The terms of the Strategic Investment were privately negotiated between Rumble and Tether and unanimously approved by Rumble’s Board of Directors, and, as part of the transaction, Rumble and Tether intend to explore potential relationships related to advertising, cloud, and crypto payment solutions.

Rumble will use $250 million of the proceeds of the Strategic Investment to support growth initiatives and, subject to the terms and conditions of the Transaction Agreement, use the remaining proceeds to fund the Offer described herein.

Simultaneously with the execution of the Transaction Agreement, the Supporting Stockholders, including certain executive officers and directors of Rumble (or affiliates thereof), entered into the Tender and Support Agreements with the Company pursuant to which such Supporting Stockholders agreed, among other things, to tender a minimum of 70,000,000 Shares (in the aggregate) in the Offer on the same terms and conditions as the other stockholders of the Company, including with respect to the Purchase Price of $7.50 per Share and the proration provisions that will apply in the event that the Offer is oversubscribed, as further described herein.

Following the closing of the Transaction, Rumble’s existing Board and governance structure, including Christopher Pavlovski’s supermajority voting control, will remain unchanged. After closing, Tether will not have the right to designate any members of our Board nor have any shareholder veto rights over Company actions. In connection with the Transaction, Tether has also agreed to certain “standstill” provisions restricting its ability to engage in any solicitation of proxies with respect to the voting of any Class A Common Stock and other similar matters for the one-year period following the closing of the Strategic Investment. Further, following the closing and until Tether’s beneficial ownership percentage falls below 9.9%, Tether has agreed (i) to certain transfer restrictions that will limit its ability to transfer any Shares to competitors of the Company or to holders who beneficially own, or will own upon completion of such transfer, at least 5% of the Class A Common Stock and (ii) to vote any shares of Class A Common Stock beneficially owned by Tether in the same proportion as the vote of all holders of Class A Common Stock (excluding Tether) with respect to any vote regarding the election of directors.

At the closing, Rumble and Tether will enter into a registration rights agreement (a form of which is attached to the Transaction Agreement) to provide Tether with customary registration rights, including the obligation for the Company to file a registration statement on Form S-3 to register the resale of Tether’s shares of Class A Common Stock and to provide Tether with certain customary demand and piggyback registration rights.

The Transaction Agreement is subject to termination by either party in customary circumstances, including if the closing of the Transaction has not occurred by April 30, 2025. In the event the Transaction Agreement is terminated by the Company in connection with the entry by the Company into a definitive agreement for a superior proposal, then as a condition to such termination, the Company will pay Tether a termination fee.

The foregoing description of the Transaction Agreement and Tender and Support Agreements and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transaction Agreement and Tender and Support Agreements, copies of which have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC in relation to the Offer and are incorporated by reference herein.

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates, subsidiaries, persons controlling the Company or any executive officers or directors of any corporation or other person ultimately in control of the Company have effected any transactions involving Shares during the 60 days prior to the date hereof, other than transactions relating to tax withholding upon the vesting of restricted stock units, except as set forth below. The terms “control” or “controlling” as used in the foregoing shall have the meaning prescribed to them in the Exchange Act.

Recent Securities Transactions(1)
(60-day period ended January 3, 2025)

Reporting Person	Trade Date	Number of shares of Class A Common Stock	Sales Price	Buy/Sell	Execution Type
Robert Arsov	11/01/2024	27,500	$5.83	Sell	Nasdaq
Robert Arsov	11/04/2024	27,500	$5.69	Sell	Nasdaq
Robert Arsov	11/05/2024	27,500	$5.88	Sell	Nasdaq
Robert Arsov	11/05/2024	2,500	$6.01	Sell	Nasdaq
Robert Arsov	11/06/2024	27,500	$5.89	Sell	Nasdaq
Robert Arsov	11/06/2024	27,500	$6.52	Sell	Nasdaq
Robert Arsov	12/02/2024	27,500	$6.90	Sell	Nasdaq
Robert Arsov	12/02/2024	2,488	$6.91	Sell	Nasdaq

____________

(1)      All transactions were made pursuant to a 10b5-1 trading plan entered into by Robert Arsov intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).

12.         Effects of the Offer on the Market for Shares; Registration Under the Exchange Act

As of December 27, 2024, prior to giving effect to the Strategic Investment and the Offer, we had 283,987,373 issued and outstanding shares of Class A Common Stock, assuming the exchange of all issued and outstanding ExchangeCo Shares, which are exchangeable on a one-for-one basis for shares of Class A Common Stock, and including all issued and outstanding shares subject to an escrow restriction under our Business Combination Agreement. Upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 103,333,333 new shares of Class A Common Stock to Tether, meaning, after giving effect to our purchase of 70,000,000 shares of Class A Common Stock in the Offer, the number of issued and outstanding shares of Class A Common Stock will increase on a net basis by at least 33,333,333 shares, representing an approximate 11.7% increase relative to our issued and outstanding shares of Class A Common Stock as of December 27, 2024 as reported above. Such increase will be higher in the event that holders of our issued and outstanding Company Stock Options, Company Warrants or Company RSUs exercise, convert or settle, as applicable, their respective securities in order to participate in the Offer, to the extent that such underlying Shares (which are not counted in our issued and outstanding Shares until the relevant securities are exercised, converted or settled) are tendered in lieu of outstanding Shares. As a result, the proportional holdings of stockholders who choose not to tender their Shares will be diluted. See Sections 1 and 2.

To the extent of participation in the Offer by persons who are not affiliates of Rumble (including those Supporting Stockholders who have committed to tender 251,000 Shares in the Offer who are employees of Rumble but are not our directors or executive officers), the Offer will reduce our “public float,” which is the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets, and may reduce the number of our stockholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer, which will depend on whether Tether seeks to sell any of the Shares it acquires in the Strategic Investment into the public markets. As a result, trading of a relatively smaller volume of shares of Class A Common Stock after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Strategic Investment and the Offer.

We believe that there will be a sufficient number of shares of Class A Common Stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares of Class A Common Stock. Based upon published guidelines of the NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding shares of Class A Common Stock to be delisted from the NASDAQ. The Offer is conditioned upon our determination that the consummation of the Offer and the purchase of Shares will not cause the shares of Class A Common Stock to be delisted from the NASDAQ. See Section 6.

Our shares of Class A Common Stock are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our shares of Class A Common Stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the shares of Class A Common Stock being deregistered under the Exchange Act. See Section 6.

13.         Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 6.

14.         Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences as of the date hereof to U.S. Holders and Non-U.S. Holders (each as defined below) of an exchange of Shares for cash pursuant to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders subject to special treatment under U.S. federal income tax laws (including, without limitation, financial institutions, broker-dealers, insurance companies, cooperatives, U.S. expatriates, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, traders in securities that elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons that acquired their Shares through the exercise of an employee stock option or otherwise as compensation, partnerships or other pass-through entities, or persons holding Shares through partnerships or other pass-through entities, or persons who hold Shares as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes). In addition, this discussion does not address the consequences of the alternative minimum tax, the Medicare tax on certain investment income, or any state, local or foreign tax consequences or any tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences. This summary assumes that stockholders hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and each partner in such partnership should consult its own tax advisor about the U.S. federal income tax consequences of a sale of Shares for cash pursuant to the Offer.

Each stockholder is advised to consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering Shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer.    The sale of Shares by a U.S. Holder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of Shares by a U.S. Holder for cash pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in us if either (i) the U.S. Holder owns none of our Shares either actually or constructively immediately after the Shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our Shares immediately after the sale of Shares pursuant to the Offer and, with respect to Shares constructively owned by the U.S. Holder immediately after the sale, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares under procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. Except as described above with respect to certain waivers, a U.S. Holder must take into account not only the Shares that are actually owned by the U.S. Holder, but also Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as Shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests.

U.S. Holders are advised to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer. In addition, a U.S. Holder owning at least 5% of our outstanding Shares must comply with the reporting requirement of Treasury Regulation 1.302-2(b)(2).

Sale or Exchange Treatment.    If any of the above three Section 302 Tests is satisfied, and the sale of the Shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s tax basis in the Shares sold pursuant to the Offer. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder, reduced by any previous returns of capital. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares that were sold exceeds one year as of the date of the purchase by us pursuant to the Offer. Certain individual and other non-corporate U.S. Holders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the U.S. Holder under the Offer.

Distribution Treatment.    If none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s Shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent that we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without a reduction for the U.S. Holder’s tax basis of the Shares exchanged, and the tax basis of such exchanged Shares would be added to the tax basis of the U.S. Holder’s remaining Shares, if any. Provided that minimum holding period and other requirements are met, and subject to certain limitations for hedged positions, dividend income with respect to non-corporate U.S. Holders generally will be eligible for reduced rates of U.S. federal income taxation. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the U.S. Holder, with a corresponding reduction in such U.S. Holder’s tax basis in its Shares until reduced to zero, and then as capital gain from the sale or exchange of the Shares.

If a sale of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividends received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the disposition of their Shares.

If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Sale or Exchange Treatment.    Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder); (ii) in the case of gain realized by a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or (iii) our Shares constitute “United States real property interests” by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period for our Shares.

A Non-U.S. Holder whose gain is described in clause (i) above generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder, as described above under “U.S. Federal Income Tax Treatment of U.S. Holders.” In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty, on gain from the sale of Shares pursuant to the Offer that is effectively connected with the conduct of a trade or business within the United States.

A Non-U.S. Holder whose gain is described in clause (ii) above generally will be subject to U.S. federal income tax on such gain at a rate of 30% (or, if applicable, a lower treaty rate), which may be offset by certain U.S.-source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

With respect to clause (iii) above, we believe that we are not currently a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our Shares are regularly traded on an established securities market, the Shares will be treated as United States real property interests only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period for our Shares. If gain on the disposition of our Shares were subject to taxation because of clause (iii) above, the Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder.

Distribution Treatment.    If the Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, the full amount received by the Non-U.S. Holder with respect to the sale of Shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale of Shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.” Except as described below, to the extent that amounts received by a Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty and that the Non-U.S. Holder is not subject to withholding under FATCA. Non-U.S. Holders should consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to U.S. federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to U.S. federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from U.S. federal withholding tax with respect to the Purchase Price of Shares treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI (or a suitable substitute form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

Withholding.    The Depositary (or other applicable withholding agent) generally will withhold at a 30% rate on the gross proceeds of the Offer paid to a Non-U.S. Holder, unless the Non-U.S. Holder provides the Depositary (or other applicable withholding agent) with (i) an IRS Form W-8ECI (or suitable substitute form), claiming that the Offer proceeds are effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder or (ii) an IRS Form W-8BEN or W-8BEN-E, as appropriate (or a suitable substitute form) establishing that a reduced rate of or exemption from withholding is available under an applicable income tax treaty and that the Non-U.S. Holder is not subject to withholding under FATCA. See Section 3.

A Non-U.S. Holder may be eligible to obtain a refund or credit of all or a portion of any U.S. federal tax withheld if the Non-U.S. Holder meets any of the three Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” with respect to the sale of Shares pursuant to the Offer, or is able to establish that no tax or a reduced amount of tax is due, in either case, provided that an appropriate claim is timely filed with the IRS.

Non-U.S. Holders are advised to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of Shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Information Reporting and Backup Withholding

See Section 3 with respect to information reporting requirements and the application of U.S. federal backup withholding.

Tax Considerations for Holders of Class A Common Stock That Do Not Tender any Shares in the Offering

The Offer will have no U.S. federal income tax consequences to our stockholders that do not tender any Shares in the Offer.

The tax discussion set forth above is included for general information only and is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of federal, state, local, foreign and other tax laws and treaties.

15.         Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension; provided, however, in no event will we extend the Offer beyond April 30, 2025. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the business day immediately following the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer if and to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

16.         Fees and Expenses

We have retained Cantor Fitzgerald & Co. to act as the Dealer Manager in connection with the Offer. Cantor Fitzgerald & Co. will not receive a separate fee for these services and will not make solicitations or recommendations in connection with the Offer. We also have agreed to reimburse the Dealer Manager for reasonable and documented out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of its outside counsel, and to indemnify it against liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

The Dealer Manager is entitled to receive a transaction fee upon the closing of the Strategic Investment in connection with serving as our structuring advisor and placement agent. Additionally, the Dealer Manager and its affiliates have rendered, and may in the future render, various investment banking, lending and commercial banking services and other advisory services to us or our subsidiaries and have received, and may in the future receive, customary compensation from us or our subsidiaries for such services. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities, including the Shares. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.

We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, email and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, which we expect to total approximately $100,000 in the aggregate, and they will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees and reasonable expenses to the Information Agent and Depositary and reasonable expenses to the Dealer Manager, each as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender Shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 hereof.

In addition to the expenses described above, the Company has paid, or will be responsible for paying, the following expenses in connection with the Offer:

SEC Filing fee	$80,378
Professional Services fees (including legal and accounting)	$100,000
Printing and mailing expenses	$40,000

17.         Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. Validly tendered Shares will be accepted from all holders, wherever located.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Tender Offer Statement on Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us. In any jurisdiction where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should rely only on the information contained in this document or information to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Shares in the Offer or regarding how many Shares you should tender in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our Board, the Dealer Manager, the Depositary or the Information Agent.

January 3, 2025

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

***By Express Mail, Courier, or Other Expedited Service:	***By Mail:
BY the Expiration Time Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 150 Royall Street, Suite V COY RUMB Canton, Massachusetts 02021	BY the Expiration Time Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions P.O. Box 43011 COY RUMB Providence, Rhode Island 02940

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Call Toll Free: (833) 880-2584
Email: RumbleOffer@Georgeson.com

The Dealer Manager for the Offer is:

Cantor Fitzgerald & Co.
110 East 59th Street
New York, NY 10022
Call Toll-Free: 212-915-1800